Exhibit 1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-53188) pertaining to the Moto Photo, Inc Salary Savings Plan of our report dated May 21, 1999, with respect to the financial statements and schedules of the Moto Photo, Inc. Salary Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1998.

/s/ Ernst & Young LLP

Ernst & Young LLP

October 13, 1999

Dayton, Ohio